UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2010

CENVEO, INC.

(Exact Name of Registrant as Specified in Charter)

COLORADO	1-12551	84-1250533
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

ONE CANTERBURY GREEN
201 BROAD STREET
STAMFORD, CT	06901
(Address of Principal Executive Offices)                                                                                                                                                     (Zip Code)

Registrant's telephone number, including area code:  (203) 595−3000

Not Applicable

 Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2010, Cenveo, Inc. (NYSE: CVO, “Cenveo”) announced that its wholly owned subsidiary, Cenveo Corporation (the “Company”), entered into an Amended and Restated Credit Agreement providing for $530 million of senior secured credit facilities with a syndicate of lenders arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated, with Bank of America, N.A. serving as administrative agent (the “Credit Facilities”; CUSIP No. 15671FAA0). In addition, General Electric Capital Corporation acted as syndication agent and Morgan Stanley Senior Funding Inc., The Royal Bank of Scotland plc and Macquarie Capital (USA) Inc. acted as co-documentation agents with respect to the Credit Facilities. The Credit Facilities consist of a $150 million four-year revolving credit facility (CUSIP No. 15671FAB8) and a $380 million six-year term B loan facility (CUSIP No. 15671FAC6). Proceeds from the Credit Facilities together with balance sheet and/or otherwise available cash were used to repay the outstanding term loans, and accrued interest thereon, under the Company’s existing senior secured credit facility due 2013, and to pay certain fees and expenses incurred in connection with the transaction.

Borrowing rates under the Credit Facilities are selected at the Company’s option at the time of each borrowing and are generally based on LIBOR or the prime rate publicly announced by Bank of America, N.A. from time to time, in each case plus a specified interest rate margin.  With respect to the term B loan facility, LIBOR based borrowings will not have an interest rate of less than 1.50% per annum plus an applicable margin of 4.75% per annum, and prime rate borrowings will not have an interest rate of less than 2.50% per annum plus an applicable margin of 3.75% per annum. The Company also pays a commitment fee on unused revolving loan commitments of 0.75% per annum. All revolving loans mature on December 21, 2014, and the term B loans amortize in quarterly installments equal to 1% per year, commencing March 21, 2011, with the remaining principal balance due at maturity on December 21, 2016, in each case subject to certain conditions that could result in an earlier maturity.

The obligations under the Credit Facilities are guaranteed by Cenveo and each existing and future direct and indirect domestic subsidiary of Cenveo (other than the Company). The Credit Facilities are secured by a first priority perfected security interest in substantially all assets of Cenveo, the Company and Cenveo’s other domestic subsidiaries, including: (i) all capital stock of each present and future subsidiary of Cenveo (with certain exclusions of foreign subsidiaries), (ii) all present and future inter-company debt of Cenveo and its domestic subsidiaries, (iii) all intellectual property rights of Cenveo and its domestic subsidiaries, including patents, trademarks and copyrights, and (iv) substantially all of the present and future other property and assets of Cenveo and its domestic subsidiaries, including material real property.

The Credit Facilities contain customary financial covenants, including maintenance of a maximum consolidated leverage ratio, a maximum consolidated first lien leverage ratio and a minimum consolidated interest coverage ratio, and covenants that, among other things, place limits on the Company’s ability to incur debt, create liens, make investments and acquisitions, sell assets, pay dividends, prepay subordinated debt, merge with other entities, engage in transactions with affiliates, and make capital expenditures. The Credit Facilities also contain customary events of default.

In connection with the Credit Facilities, the Company entered into a supplemental indenture, dated as of December 21, 2010, to the indenture dated as of February 4, 2004 among Cenveo Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which the Company’s $320,000,000 aggregate principal amount of 7⅞% Senior Subordinated Notes due 2013 were issued.

In connection with the Credit Facilities, the Company also entered into a supplemental indenture, dated as of December 21, 2010, to the indenture dated as of June 15, 2004, among Cenveo Corporation (as successor to Cadmus Communications Corporation), the subsidiary guarantors named therein and U.S.

Bank National Association (as successor trustee to Wachovia Bank, National Association), as trustee, pursuant to which the $125,000,000 aggregate principal amount of the 8⅜% Senior Subordinated Notes due 2014 of Cadmus Communications Corporation were issued.

Also in connection with the Credit Facilities, the Company entered into a supplemental indenture, dated as of December 21, 2010, to the indenture dated as of June 13, 2008, among Cenveo Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which the Company’s $175,000,000 aggregate principal amount of the 10.5% Senior Notes due 2016 were issued.

In connection with the Credit Facilities, the Company also entered into a supplemental indenture, dated as of December 21, 2010, to the indenture dated as of February 5, 2010, among Cenveo Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, pursuant to which the Company’s $400,000,000 aggregate principal amount of the 8.875% Senior Second Lien Notes due 2018 were issued.

These supplemental indentures provide for, among other things, the addition of certain subsidiaries of the Company as guarantors of the foregoing notes.

Item 9.01    Financial Statements and Exhibits

(c)       Exhibits.

Exhibit
Number                      Description

10.1	Amended and Restated Credit Agreement as of December 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 22, 2010

CENVEO, INC.

By:         s/ Mark S. Hiltwein
Mark S. Hiltwein
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number                      Description

10.1	Amended and Restated Credit Agreement as of December 21, 2010

5